OUTSOURCING AGREEMENT

KNOW ALL MEN BY THIS PRESENTS:

This OUTSOURCING AGREEMENT made and executed this 6th day of August, 2008 [stamped AUG 08 2008] (“Effective Date”) at Makati City, Metro Manila, Philippines, by and between:

BASTION PAYMENT SYSTEMS CORPORATION, a corporation duly organized and existing under and by virtue of the laws of the Republic of the Philippines with principal place of business at 9th Floor, Don Chua Lamko Building, Leviste cor. H.V. De La Costa Sts. Salcedo Village, Makati City, Philippines, represented herein by its Chief Executive Officer, Wilfred Tan, hereinafter referred to as “BASTION”.

-and-

MOBICLEAR INC, a corporation, duly organized and existing under and by virtue of the laws of the British Virgin Islands, which is a wholly-owned subsidiary of Mobiclear Inc., a corporation organized under the laws of the state of Pennsylvania, US, with an office at 3rd Floor, Shun Feng International Centre, 182 Queen’s Road East, Wanchai, Hong Kong, represented herein by its Chief Executive Officer, Stephen Cutler, hereinafter referred to as “CLIENT”;

–  WITNESSETH: THAT –

WHEREAS, BASTION has developed certain software programs, procedures related to software development, maintenance, project management, and related services (“SERVICES”) which are available to other companies;

WHEREAS, BASTION possesses technology, processes, equipment, and procedures (“TECHNOLOGY”) that allows it to develop software programs and the like;

WHEREAS, BASTION has demonstrated expertise in the field of developing, designing, and maintaining software programs, as well as the project management and oversight of such projects;

WHEREAS, the CLIENT is desirous to use BASTION TECHNOLOGY and SERVICES to develop and maintain its software products;

NOW, THEREFORE, for and in consideration of the foregoing premises and the terms and conditions contained in this Agreement, the Parties hereto agree to the following:

I. DEFINITION OF TERMS

1.1       Definitions.  Unless the context otherwise requires, terms used herein shall have the meanings specified in Schedule 1.

1.2       Interpretations.  Each definition in this Agreement includes the singular and the plural. Captions and Section headings used herein are for convenience and reference only and are not to be considered or used in determining the content thereof. The Schedules referred to throughout this Agreement are attached hereto and are incorporated herein.

II. SCOPE OF SERVICES

2.1       The systems and services to be provided by BASTION on behalf of Client are listed in Schedule 2.

2.2       Basic Services.

2.2.1    Bastion and the Client will agree, from time to time, on specific projects or services which will be rendered by Bastion. An agreement as to the nature and scope of each project or service shall be attached to this agreement as an amendment,

2.2.2    The fees as agreed upon by both Parties from time to time, shall apply to these projects or services.

2.2.3    Optional Services – List of additional Services available at the option of CLIENT as indicated in Schedule 3.

2.3       The aforementioned coverage of services to be rendered by BASTION is without prejudice to inclusion of other services which the Client may in the future request, and which BASTION, may accede to provide, as may be embodied in an amendment to this Agreement or a supplement hereto.

III. SERVICE FEES, BILLINGS, PAYMENT AND TAXES

3.1       BASTION shall be entitled to collect its fees as compensation for the services herein rendered. The amount of such fees is indicated in Schedule 2. The price is exclusive of taxes. In case CLIENT exercises option to avail Optional Services, fees for such service shall be billed on the then current rate at the time the option is exercised.

3.2       BASTION will provide billing statements to CLIENT every 25th day of the month to reflect the deductions made on CLIENT’s account. CLIENT can also opt to directly wire or transfer money directly into BASTION’s Bank Account. BASTION will provide the account information to the CLIENT.

3.3       The CLIENT agrees that all fees for services billed shall be paid within ten (10) days from the billing date. Any payment not made when due shall be subject to penalty charge of three (3%) percent per month, with a fraction of a day in a month counted as one month, unless superseded by a different written agreement of the Parties.

3.4       CLIENT agrees to pay in full, any fines, charges, surcharges, penalties, that may be levied by the legal and regulatory authorities, in connection to the business operations of the CLIENT.

3.5       CLIENT agrees that the start of the billing period will be the date of execution of the contract. In the case where the billing period is less than a full calendar month, the CLIENT shall be billed on a fractional basis.

IV. TERM OF THE AGREEMENT

4.1       This Agreement shall take effect upon its execution and shall exist for a Minimum Term of two (2) years as indicated in Schedule 2. This Agreement may be terminated by either party, for any reason, upon sixty (60) days prior written notice to the other party.

4.2   The right to terminate for good cause shall particularly be given in the event of:  [look at]

(a)       liquidation of the respective other Party;

(b)       the application and/or opening of insolvency proceedings over the assets of the respective other party;

(c)       a material worsening of the financial situation of the respective other Party;

(d)       breach of material contractual obligations by the respective other Party; in relation there shall be particularly be a breach of material contractual obligations if the obligations under Article III are breached;

(e)        official written communications from legal or regulatory authorities instructing either Party to terminate without prejudice, the operations of the other Party for whatever reason.

4.3       Every termination is required to be in writing. Termination by email is excluded.

4.4       Should either party to this Agreement commit any breach of the provisions hereof, the aggrieved party shall require the other party to remedy such breach and should the latter fail to remedy such breach within thirty (30) days from the receipt of the written notice, the aggrieved party shall be entitled to cancel or terminate this Agreement with immediate effect.

4.5       BASTION reserves the right to suspend, with due notice to the CLIENT, services to the CLIENT, upon instruction by legal and authorized government and regulatory agencies, as may be provided for by law, in the areas of operation of BASTION.

V. EFFECT OF TERMINATION

5.1       Upon expiration or termination of this Agreement, BASTION shall have no further obligation to provide the services to the CLIENT and all outstanding unpaid obligations due and owing to BASTION shall become immediately due and payable. Expiration or termination of this Agreement shall not affect the obligation of the CLIENT to pay for the services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination.

5.2       In case of pre-termination without cause by the CLIENT, it shall be liable for the fees corresponding to the unexpired term of the contract.

5.3       In case of suspension of services due to other legal or regulatory requirements attributable to the CLIENT, the CLIENT shall be liable for fees corresponding to the term of suspension.

VI. LIMITATION OF LIABILITY

6.1       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE USE OF BASTION’S SERVICES OR TECHNOLOGY IS SOLELY AT CLIENT’S OWN RISK. THE SERVICES AND TECHNOLOGY ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. BASTION EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE SERVICES AND TECHNOLOGY, WHETHER EXPRESS OR IMPLIED INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. BASTION MAKES NO WARRANTY THAT THE SERVICES, TECHNOLOGY, AND PRODUCTS PRODUCED WILL MEET CLIENT’S REQUIREMENTS, OR WILL BE UNINTERRUPTED, TIMELY, SECURE, CURRENT, ACCURATE, COMPLETE OR ERROR-FREE OR THAT THE RESULTS THAT MAY BE OBTAINED BY USE OF THE SERVICES AND TECHNOLOGY WILL BE ACCURATE OR RELIABLE. CLIENT UNDERSTANDS AND ACKNOWLEDGES THAT CLIENT’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY DEFECT IN OR DISSATISFACTION WITH THE SERVICES AND TECHNOLOGY IS TO CEASE TO USE THE SERVICE.

6.2       BASTION shall not be liable for damage or loss suffered by CLIENT or its Customers in case of erroneous application or non-application transactions. Under no circumstance shall BASTION be liable for the use of its SERVICES AND TECHNOLOGY, or for any delay or failure in performance resulting directly or indirectly from acts of nature, forces or causes beyond its reasonable control, including without limitation, internet failures, computer equipment failures, telecommunication equipment failures, other equipment failures, electrical power failures, strikes, labor disputes, riots, insurrections, civil disturbances, shortages of labor or materials, fires, floods, storms, explosions, or other casualty, illness, accidents, acts of God, war, governmental actions, orders of domestic or foreign courts or tribunals, non performance of third parties, or loss or fluctuations in heat, light or air conditioning.

VII. CONFIDENTIALITY, NON DISCLOSURE & NON-CIRCUMVENTION

7.1       CLIENT understands that the use of SERVICES and TECHNOLOGY will result in disclosure of BASTION business including, without limitation to, computer programs, object code, source code, technical drawings, algorithms, research, technique, architecture, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics, customer lists, and other technical, business, financial, customer and product development plans, forecasts, strategies and information (“Confidential Information”). Confidential Information also includes the manner in which any such information may derive or be combined with other information, or synthesized, or used.

7.2       In consideration of the CLIENT’s access to SERVICES and TECHNOLOGY, the CLIENT hereby agree (a) to hold Bastion’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information, including, without limitation, all precautions that CLIENT employs with respect to its own confidential materials; (b) not to divulge any such Confidential Information or any information derived therefrom to any third person; (c) not to remove or export or re-export any such Confidential Information or any direct product thereof, except in compliance with, and with all licenses required under applicable law and regulations; (d) not to copy or reverse engineer any such Confidential Information, and (e) any employee given access to any such Confidential Information must have a legitimate “need to know” and shall be similarly bound in writing.

7.3       Obligations of confidentiality under this Agreement shall not apply to Confidential Information to the extent it is (a) information that is available or becomes available to the general public without restriction through no wrongful act or omission of the CLIENT; (b) information received from third party having the right to transfer said information; (c) information disclosed pursuant to a subpoena or order of a court, agency or government authority of competent jurisdiction which is binding to the CLIENT provided that the CLIENT shall, to the extent permitted there under, immediately notify BASTION and permit BASTION to contest such subpoena or court order.

7.4       Unless otherwise provided in this Agreement, BASTION all rights to its Confidential Information and no rights in connection with the Confidential Information are expressly or impliedly granted to the CLIENT.

7.5       Upon termination of this Agreement for any reason, each Party’s rights and obligations hereunder with respect to Confidential Information received prior to such termination shall continue for a period of three (3) years after the date of termination; provided, however, that with respect to Confidential Information which consists of source code, product schematics, or related documentation, the obligations contained in this agreement shall continue indefinitely.

7.6       Upon request of BASTION, at any time, the CLIENT shall (a) turn over all Confidential Information and all documents or media containing such Confidential Information including any and all copies or extracts thereof, and/or (b) destroy all information or materials developed or based on such Confidential Information which were prepared by the CLIENT and certify to BASTION in writing that it has complied with the provisions of this paragraph.

7.7       The CLIENT shall have no exclusive right as to the SERVICES and TECHNOLOGY unless otherwise specified or agreed upon in the scope of work as specified in Schedule 2. BASTION hereby grants a non-exclusive and non-transferable license to use any proprietary SERVICE OR TECHNOLOGY of BASTION that may be required in connection with the performance of this Agreement. This license, regardless of product covered hereby, shall terminate immediately upon termination of this Agreement whether for cause or otherwise.

7.8       The CLIENT shall not circumvent, compete or in any manner deal directly with the business of BASTION or its bank partners or entities. CLIENT shall not hire any employees of BASTION at anytime within three (3) years upon termination of this Agreement. In case of breach of this provision, the non-breaching party shall be entitled to liquidated damages, in addition to cost of suit, attorneys’ fees and other rights and remedies available at law.

7.9       CLIENT warrants that all intellectual property with regards to design, ideas, or concepts that it has requested BASTION to develop as part of its service to the CLIENT is its own and will not infringe upon the intellectual rights of other third parties.

7.10     BASTION recognizes and grants that the intellectual property rights to software, and programs that are developed under this contract for the CLIENT is the property of the CLIENT. BASTION furthermore recognizes and shall hold in confidence, all intellectual property, or confidential information belonging to the CLIENT.

VIII. FORCE MAJEURE

8.1       Either party may terminate or suspend this Agreement immediately, subject only to notice being given in writing, if by act of the government, legal, regulatory, investigative, operational or economic reasons, or due to causes beyond either party’s control it becomes desirable or necessary to terminate this Agreement. Either party may likewise terminate this Agreement immediately upon notice to the other party in the event of fire, flood, earthquake, war, epidemic, other acts of God, or other circumstances of force majeure.

IX. RELATIONSHIP OF THE PARTIES

9.1       The performance by both parties of all of their duties and obligations under this Agreement shall be strictly as independent contractors. Except as expressly set out herein, nothing contained in this Agreement shall create or imply any principal-agency relationship between the parties, nor shall this Agreement be deemed to constitute a trust or joint venture between the parties, and nothing in this Agreement will be construed to constitute either party as a representative, partner or employee of the other party. Neither party shall have any authority or power to obligate, contractually bind or otherwise commit the other party to any duty, obligation or responsibility whatsoever.

X. REPRESENTATION & WARRANTIES

10.1	CLIENT represents and warrants that:

(a)        It can enter into this Agreement and that this Agreement does not contravene or violate any agreement that it has entered into with other third parties.

(b)       This Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligations.

(c)        It will not assign this Agreement, either in whole or in part, unless Bastion agrees to such assignment in writing.

(d)       The performance of its obligations under this Agreement will not constitute or result in breach of its Articles of Incorporation, By-Laws or the provisions of any material contract to which it is a party or by which it is bound; or result in the violation of any law, regulations, judgment, decree, or government order applicable to it.

(e)        All approvals and authorization required for the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(f)        The person signing this Agreement is duly authorized and that the other party may verify proof of such authority to its satisfaction.

(g)       It has proven legal ownership of all intellectual property with regards to designs and specifications which it might ask BASTION to develop on its behalf.

10.2     BASTION represents and warrants that:

(a)        It can enter into this Agreement and that this Agreement does not contravene or violate any agreement that it has entered into with other third parties.

(b)       This Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligations.

(c)        It will not assign this Agreement, either in whole or in part, unless the Client agrees to such assignment in writing.

(d)       The performance of its obligations under this Agreement will not constitute or result in breach of its Articles of Incorporation, By-Laws or the provisions of any material contract to which it is a party or by which it is bound; or result in the violation of any law, regulations, judgment, decree, or government order applicable to it.

(e)        All approvals and authorization required for the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(f)        The person signing this Agreement is duly authorized and that the other party may verify proof of such authority to its satisfaction

XI. MISCELLANEOUS

11.1     CLIENT is prohibited and should not undertake any transactions or request Bastion to undertake, develop, or get involved in activities such as: development of illegal or legally contestable software programs and systems that infringe upon intellectual property rights.

11.2     This Agreement and the schedules attached hereto represent the entire understanding between the parties with respect to the subject matter hereof and all prior arrangements, representations or expressions of intent, however given, are deemed superseded. Any amendment to this Agreement shall be effective only upon the written conformity of both parties.

11.3     All notices and other way of communication issued to the Parties shall be in writing and effectively delivered by a Party if such notices and communication are delivered to the address stated below or the last known place of business or the registered office: (a) if delivered by facsimile with a transmission page evidencing successful transmission of the entire fax, or (b) if mailed by certified or registered mail with postage prepaid, or private courier, on the day after confirmed receipt by the Receiving Party. Notice via “a” shall be effective the day following the day the notice is effectuated. Notice via “b” shall be effective the day following the verified date of delivery to recipient. Addresses for notice to either party are as shown below, or as subsequently modified by written notice.

MOBICLEAR INC
Attention: Stephen P. Cutler, CEO
Address:	3rd Floor, Shun Feng International Centre
182 Queens Road East
Wanchai, Hong Kong
Email:	steve.cutler@mobiclear.com

BASTION PAYMENT SYSTEMS CORP.
Attention: Wilfred Tan, CEO
Address:	9th Floor, Don Chua Lamko Building
Leviste corner H.V.Dela Costa Street
Salcedo Village
Makati City 1227 Philippines
Email:	wilfred.tan@paybps.com

11.4     No such waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right or remedy. No waiver of any breach, failure, right or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

11.5     No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party nor shall any waiver of its rights operate as a waiver of any subsequent breach and no right, power or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party and each such right, power or remedy shall be cumulative.

11.6     All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In the event of any proceedings or actions by a party to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled, in addition to all other relief granted or awarded in any suit or proceedings, to a reasonable sum of attorney’s fees and costs incurred in connection therewith.

11.7     This Agreement and any and all legal matters that may arise out of or in connection herewith shall be subject to, governed by, and construed in accordance with the laws of the Republic of the Philippines. The venue for all suits, proceedings and actions arising from this Agreement shall be the courts of competent jurisdiction in Makati City, to the exclusion of all other venues.

11.8     If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the Effective Date hereof.

BASTION PAYMENT SYSTEMS CORP.

By:	By:

/s/ Wilfred G. Tan	/s/ Stephen P. Cutler
Wilfred G. Tan	Stephen P. Cutler
Chief Executive Officer	Chief Executive Officer

SIGNED IN THE PRESENCE OF:

1. /s/ unintelligible	2. /s/ Edward C. Pooley

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES	)
MAKATI CITY	) ss

At the above locality, this August 8, 2008, the following persons personally appearing before me and exhibiting their respective community tax certificates (CTCs).

Name	Passport / CTC No. / Corp Registration Number	Date and Place of Issue
BASTION PAYMENT SYSTEMS CORP.	CS200513194	03 August 2005, Mandaluyong City, Philippines
WILFRED G. TAN	CCI2006 19484610	16 January 2008, Makati City, Philippines
CARLOS T. TENGKIAT	SS0911671	10 April 2006, Manila, Philippines
STEPHEN P. CUTLER	711789104	09 December 2005,Washington DC, USA
EDWARD C. POOLEY	441038751	20 February 2008, Manila
MOBICLEAR INC	1494840	24 July, 2008, Territory of the British Virgin Islands

known to me to be the same persons who executed the foregoing Outsourcing Agreement consisting of thirteen (13) pages, including this page of the Acknowledgement, signed by the parties and the witnesses on all pages, and the parties to the instrument acknowledged to me that the same is of their free will and voluntary act and deed and of the corporations which they represent.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at the place and on the date first above written.

/s/ Luis M. Duka Jr.

[notary public stamp]

Doc. No. 2778

Page No. 22

Book No. XCVII

Series of 2008

Schedule 1: Definition of Terms

Term	Definition
Consultancy	Refers to any and all services performed by Bastion in relation to the client.
Design	Refers to any high level design or detailed design outlining how the code or software shall be written, regardless of programming platform
Methodology	Refers to the software development methodology or technique.
Programs	Refers to software in binary or object form, which is already ready for execution on a computer platform.
Project Management	Refers to the act of managing and coordination between two different groups of stakeholders
Software	Refers to software in its binary or object form.
Source Code	Refers to software in its uncompiled form.
Technology	Refers to Bastion know how, Methodology, business processes, equipment, Project Management and techniques in development

Schedule 2: Basic Services and Scope of Services

General Terms

•          Setup fee will be 1 time payment only, demandable upon signing of agreement.

•          All pricing shall be in USD

•          Consultancy fees will be fully charged if time of consultant exceeds fifty percent (50%) of billable time per month, inclusive of weekends. Otherwise, hourly rates will apply. The calculation of the total billable time shall be 22 days * 8 hours / day

•          All rates are charged at a minimum of hourly rates. No fractional rates are allowed.

•          A total list of personnel and their billing hours shall be provided to the Client.

•          Bastion reserves the right to adjust fees to cater for foreign exchange rates annually, or if the exchange rate fluctuation exceeds 10% over a three month period.

•          Bastion shall provide the Client a software development process for implementation of its projects; Part of the process should provide for user acceptance and definition of user acceptance criteria.

Schedule 3: Optional Service

General Terms:

•          End Client shall mean the customer of the Client.

•          Support and deployment shall mean the coverage of installation and “deployment” of packaged software. It shall not include software development efforts or any customization efforts.

•          End-Client implementation service refers to customization or software development work specific to an end-client of the Client (MobiClear’s client)

Optional Services	Pricing
Remote support service	Quoted on case by case
Installation service	Quoted on case by case
Hosting service	Quoted on case by case
On-site support and deployment	Quoted on case by case
Expedite/Emergency development	Quoted on case by case
Product Development and Roadmap Development	Quoted on case by case
White Papers and Technical documentation and diagrams	Quoted on case by case
End-Client Implementation Service	Quoted on case by case